EXHIBIT 99-1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FROM:	NU-Telecom 27 N. Minnesota New Ulm, MN 56073 Tele. 507-354-4111

FOR RELEASE:	Immediate

CONTACT:	Bill Otis NU-Telecom 507-354-4111 E-mail: billotis@nu-telecom.net

New Ulm Telecom, Inc. announces the acquisition of a
one-third ownership in Hector Communications Corporation

NEW ULM, Minn. – November 3, 2006, New Ulm Telecom, Inc. (OTCBB:NULM) announced today that it has completed its acquisition of a one-third ownership in Hector Communications Corporation (AMEX:HCT) through a recently formed corporation, Hector Acquisition Corporation, that is owned equally by New Ulm Telecom, Inc., Blue Earth Valley Communications, Inc. and Arvig Enterprises, Inc., all of which are independent local exchange carriers. Each of the owners will provide management and other operational services to Hector Communications Corporation and its subsidiaries.

New Ulm Telecom, Inc.’s President and CEO, Mr. Bill Otis, has been named Chairman of the Board and President of Hector Communications Corporation.

Hector Acquisition Corporation entered into a merger agreement to acquire all of the outstanding shares of Hector Communications Corporation for $36.40 per share on June 27, 2006. New Ulm Telecom, Inc., as a one-third owner of Hector Acquisition Corporation, previously announced the entry into a merger agreement with Hector Communications Corporation in its 8-K filed on June 27, 2006.

Hector Communications Corporation is a telecommunications holding company which through its subsidiaries provides telecommunications services in rural communities in Minnesota, Wisconsin and North Dakota. At June 30, 2006 Hector Communications Corporation served approximately 29,300 telephone access lines, 8,000 cable television subscribers and 11,700 Internet customers, as well as having minority ownership interest in other telecommunications companies.

New Ulm Telecom, Inc. is a telecommunications provider serving rural communities in Minnesota and Iowa. At June 30, 2006, New Ulm Telecom, Inc. served approximately 16,300 telephone access lines, 4,800 cable television subscribers and 5,400 Internet customers.

New Ulm Telecom, Inc., as it has previously announced in its October 10, 2006 8-K, used approximately $18 million of the proceeds it received from the sale of Midwest Wireless Holding in connection with its purchase of its one-third ownership of Hector Communications Corporation.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 contains certain safe harbor provisions regarding forward-looking statements. These statements may include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestiture opportunities, business strategies, business and competitive outlook and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and should, and variations of these words and similar expressions, are intended to identify these forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such statements.

Due to the uncertainties listed and the fact that any forward-looking statements made by New Ulm Telecom, Inc. and its management are based on estimates, projections, beliefs and assumptions of management, they are not guarantees of future performance. Except as required by law, New Ulm Telecom, Inc. disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.